SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*



                                   iPass, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    46261V108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-1(c)

             [X]     Rule 13d-1(d)

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
----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 2 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel V L.P. ("A5")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        3,345,606 shares, except that Accel V Associates L.L.C. ("A5A"), the
              SHARES                          general partner of A5, may be deemed to have sole power to vote these
           BENEFICIALLY                       shares, and ACP Family Partnership L.P. ("ACPFP"), Homestake Partners
      OWNED BY EACH REPORTING                 L.P. ("HP"), James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"),
              PERSON                          Eugene D. Hill, III ("Hill"), Arthur C. Patterson ("Patterson"), James
               WITH                           R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of A5A, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              3,345,606 shares, except that A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, HP,
                                              Breyer, Evnin, Hill, Patterson, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,345,606
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 3 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel V Associates L.L.C. ("A5A")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        3,345,606 shares, all of which are directly owned by A5. A5A, the
              SHARES                          general partner of A5, may be deemed to have sole power to vote these
           BENEFICIALLY                       shares, and ACPFP, HP, Breyer, Evnin, Hill, Patterson,  Swartz and
     OWNED BY EACH REPORTING                  Wagner, the managing members of A5A, may be deemed to have shared
              PERSON                          power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              3,345,606 shares, all of which are directly owned by A5. A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, HP, Breyer, Evnin, Hill, Patterson, Swartz
                                              and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,345,606
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 4 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet/Strategic Technology Fund L.P. ("AISTF")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        393,801 shares, except that Accel Internet/Strategic Technology Fund
              SHARES                          Associates L.L.C. ("AISTFA"), the general partner of AISTF, may be
           BENEFICIALLY                       deemed to have sole power to vote these shares, and ACPFP, HP, Breyer,
     OWNED BY EACH REPORTING                  Evnin, Hill, Patterson, Swartz  and Wagner, the managing members of
              PERSON                          AISTFA, may be deemed to have shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              393,801 shares, except that AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP,
                                              HP, Breyer, Evnin, Hill, Patterson, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       393,801
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 5 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        393,801 shares, all of which are directly owned by AISTF.  AISTFA, the
              SHARES                          general partner of AISTF, may be deemed to have sole power to vote
           BENEFICIALLY                       these shares, and ACPFP, HP, Breyer, Evnin, Hill, Patterson, Swartz
     OWNED BY EACH REPORTING                  and Wagner, the managing members of AISTFA, may be deemed to have
              PERSON                          shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              393,801 shares, all of which are directly owned by AISTF. AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, HP, Breyer, Evnin, Hill, Patterson, Swartz
                                              and Wagner, the managing members of AISTFA, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       393,801
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 6 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Keiretsu V L.P. ("AK5")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        58,341 shares, except that Accel Keiretsu V Associates L.L.C.
              SHARES                          ("AK5A"), the general partner of AK5, may be deemed to have sole power
           BENEFICIALLY                       to vote these shares, and Breyer, Patterson and Swartz, the managing
     OWNED BY EACH REPORTING                  members of AK5A, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              58,341 shares, except that AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer,
                                              Patterson and Swartz, the managing members of AK5A, may be deemed to have shared power to dispose of these shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       58,341
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 7 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Keiretsu V Associates L.L.C. ("AK5A")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        58,341 shares, all of which are directly owned by AK5.  AK5A, the
              SHARES                          general partner of AK5, may be deemed to have sole power to vote these
           BENEFICIALLY                       shares, and Breyer, Patterson and Swartz, the managing members of
     OWNED BY EACH REPORTING                  AK5A, may be deemed to have shared power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              58,341 shares, all of which are directly owned by AK5. AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson and Swartz, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       58,341
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 8 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Investors '96 L.P. ("AI96")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        175,022 shares, except that Breyer, Evnin, Hill, Patterson, Swartz and
              SHARES                          Wagner, the general partners of AI96, may be deemed to have shared
           BENEFICIALLY                       power to vote these shares.
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              175,022 shares, except that Breyer, Evnin, Hill, Patterson, Swartz and
                                              Wagner, the general partners of AI96, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       175,022
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 9 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Homestake Partners L.P. ("HP")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          61,759 shares. Swartz is the general partner of HP and may be deemed
           BENEFICIALLY                       to have sole power to vote these shares.
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER
                                              3,739,407 shares, of which 3,345,606 are shares directly
                                              owned by A5 and 393,801 are shares directly owned by AISTF. HP is a managing member of A5A, the general partner of A5 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              61,759 shares.  Swartz is the general partner of HP and may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,739,407 shares, of which 3,345,606 are shares directly owned by A5 and 393,801 are shares directly owned by AISTF. HP is a managing member of A5A, the general partner of A5 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,801,166
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        6.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 10 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ACP Family Partnership L.P. ("ACPFP")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      California
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          162,667 shares. Patterson is the general partner of ACPFP and may be
           BENEFICIALLY                       deemed to have sole power to vote these shares.
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER
                                              3,739,407 shares, of which 3,345,606 are shares directly
                                              owned by A5 and 393,801 are shares directly owned by AISTF. ACPFP is a managing member of A5A, the general partner of A5 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              162,667 shares.  Patterson is the general partner of ACPFP and may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,739,407 shares, of which 3,345,606 are shares directly owned by A5 and 393,801 are shares directly owned by AISTF. ACPFP is a managing member of A5A, the general partner of A5 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,902,074
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        6.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 11 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Ellmore C. Patterson Partners ("ECPP")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          160,439 shares. Patterson is the general partner of ECPP and may be
          BENEFICIALLY                        deemed to have sole power to vote these shares.
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              160,439 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       160,439
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 12 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      James W. Breyer ("Breyer")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          63,245 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,972,770 shares, of which 3,345,606 are shares directly owned by A5,
                                              175,022 are shares directly owned by AI96, 393,801 are shares directly owned by AISTF and 58,341 are shares directly owned by AK5. Breyer is a managing member of A5A, the general partner of A5, a general partner of AI96, a managing member of AISTFA, the general partner of AISTF and a managing member of AK5A, the general partner of AK5 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              63,245 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,972,770 shares, of which 3,345,606 are shares directly owned by A5,
                                              175,022 are shares directly owned by AI96, 393,801 are shares directly owned by AISTF and 58,341 are shares directly owned by AK5. Breyer is a managing member of A5A, the general partner of A5, a general partner of AI96, a managing member of AISTFA, the general partner of AISTF and a managing member of AK5A, the general partner of AK5 and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,036,015
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        6.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 13 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Luke B. Evnin ("Evnin")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,914,429 shares, of which 3,345,606 are shares directly
                                              owned by A5, 175,022 are shares directly owned by AI96 and 393,801 are shares directly owned by AISTF. Evnin is a managing member of A5A, the general partner of A5, a general partner of AI96 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,914,429 shares, of which 3,345,606 are shares directly owned by A5,
                                              175,022 are shares directly owned by AI96 and 393,801 are shares directly owned by AISTF. Evnin is a managing member of A5A, the general partner of A5, a general partner of AI96 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,914,429
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        6.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 14 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Eugene D. Hill, III ("Hill")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          22,472 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,914,429 shares, of which 3,345,606 are shares directly
                                              owned by A5, 175,022 are shares directly owned by AI96 and 393,801 are shares directly owned by AISTF. Hill is a managing member of A5A, the general partner of A5, a general partner of AI96 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              22,472 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,914,429 shares, of which 3,345,606 are shares directly owned by A5,
                                              175,022 are shares directly owned by AI96 and 393,801 are shares directly owned by AISTF. Hill is a managing member of A5A, the general partner of A5, a general partner of AI96 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,936,901
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 15 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Arthur C. Patterson ("Patterson")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          352,499 shares, of which 160,439 are directly owned by ECPP and
           BENEFICIALLY                       162,667 are directly owned by ACPFP. Patterson is the general partner
           OWNED BY EACH                      of ECPP and of ACPFP and may be deemed to have sole power to vote
              REPORTING                       these shares.
               PERSON                -------- ------------------------------------------------------------------------
                WITH
                                     6        SHARED VOTING POWER
                                              3,972,770 shares, of which 3,345,606 are shares directly owned by A5,
                                              175,022 are shares directly owned by AI96, 393,801 are shares directly owned by AISTF and 58,341 are shares directly owned by AK5. Patterson is a managing member of A5A, the general partner of A5, a general partner of AI96, a managing member of AISTFA, the general partner of
                                              AISTF and a managing member of AK5A, the general partner of AK5 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              352,499 shares, of which 160,439 are directly owned by ECPP and
                                              162,667 are directly owned by ACPFP. Patterson is the general partner of ECPP and of ACPFP and may be deemed to have sole power to dispose of these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,972,770 shares, of which 3,345,606 are shares directly owned by A5,
                                              175,022 are shares directly owned by AI96, 393,801 are shares directly owned by AISTF and 58,341 are shares directly owned by AK5. Patterson is a managing member of A5A, the general partner of A5, a general partner of AI96, a managing member of AISTFA, the general partner of
                                              AISTF and a managing member of AK5A, the general partner of AK5 and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,325,269
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        6.9%
------------ ---------------------------------------------------------------------------------------------------------
             TYPE OF REPORTING PERSON                                                               IN
12
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 16 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      James R. Swartz ("Swartz")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          245,381 shares, of which 61,759  are directly owned by HP. Swartz
     BENEFICIALLY OWNED BY EACH               is the general partner of HP and may be deemed to have sole power
              REPORTING                       to vote these shares.
               PERSON                -------- ------------------------------------------------------------------------
                WITH
                                     6        SHARED VOTING POWER
                                              3,972,770 shares, of which 3,345,606 are shares directly owned by A5,
                                              175,022 are shares directly owned by AI96, 393,801 are shares directly owned by AISTF and 58,341 are shares directly owned by AK5. Swartz is a managing member of A5A, the general partner of A5, a general partner of AI96, a managing member of AISTFA, the general partner of AISTF and a managing member of AK5A, the general partner of AK5 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              245,381 shares, of which 61,759 are directly owned by HP. Swartz is the general partner of HP and may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,972,770 shares, of which 3,345,606 are shares directly owned by A5,
                                              175,022 are shares directly owned by AI96, 393,801 are shares directly owned by AISTF and 58,341 are shares directly owned by AK5. Swartz is a managing member of A5A, the general partner of A5, a general partner of AI96, a managing member of AISTFA, the general partner of AISTF and a managing member of AK5A, the general partner of AK5 and may be deemed to have shared power to dispose of these shares.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,218,151
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        6.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 46261V108                                               13 G                  Page 17 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      J. Peter Wagner ("Wagner")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          44,984 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,914,429 shares, of which 3,345,606 are shares directly
                                              owned by A5, 175,022 are shares directly owned by AI96 and 393,801 are shares directly owned by AISTF. Wagner is a managing member of A5A, the general partner of A5, a general partner of AI96 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              44,984 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,914,429 shares, of which 3,345,606 are shares directly owned by A5,
                                              175,022 are shares directly owned by AI96 and 393,801 are shares directly owned by AISTF. Wagner is a managing member of A5A, the general partner of A5, a general partner of AI96 and a managing member of
                                              AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,959,413
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        6.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                               IN
------------ ---------------------------------------------------------------------------------------------------------

                  This Amendment No. 1 amends the statement on Schedule 13G filed by Accel V L.P., Accel V Associates L.L.C., Accel Keiretsu V L.P., Accel Keiretsu V Associates, L.L.C., Accel Investors '96 L.P., Accel Internet/Strategic Technology Fund L.P., Accel Internet/Strategic Technology Fund Associates L.L.C., Ellmore C. Patterson Partners, ACP Family Partnership L.P., Homestake Partners L.P., James W. Breyer, Luke B. Evnin, Eugene D. Hill, III, Arthur C. Patterson, James R. Swartz and
                  J. Peter Wagner. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 1.

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2004:

                     (a) Amount beneficially owned:

                         See Row 9 of cover page for each Reporting Person.

                     (b) Percent of Class:

                         See Row 11 of cover page for each Reporting Person.

                     (c) Number of shares as to which such person has:

                              (i)    Sole power to vote or to direct the vote:

                                     See Row 5 of cover page for
                                     each Reporting Person.

                              (ii)   Shared power to vote or to direct the vote:

                                     See Row 6 of cover page for
                                     each Reporting Person.

                              (iii) Sole power to dispose or to direct the \ disposition of:

                                     See Row 7 of cover page for
                                     each Reporting Person.

                              (iv) Shared power to dispose or to direct the disposition of:

                                     See Row 8 of cover page for
                                     each Reporting Person.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2005



Entities:

Accel V L.P.
Accel Keiretsu V L.P.
Accel Internet/Strategic Technology Fund L.P.
Accel Investors `96 L.P.
Homestake Partners L.P.
ACP Family Partnership L.P.                                      By: /s/ TRACY L.SEDLOCK
Ellmore C. Patterson Partners                                       ________________________________________
Accel V Associates L.L.C.                                              Tracy L. Sedlock, Attorney-in-fact
Accel Keiretsu V Associates L.L.C.                                     for above-listed entities
Accel Internet/Strategic Technology Fund Associates L.L.C.

Individuals:

James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Arthur C. Patterson
James R. Swartz
J. Peter Wagner
                                                                 By: /s/ TRACY L.SEDLOCK
                                                                    ________________________________________
                                                                       Tracy L. Sedlock, Attorney-in-fact
                                                                       for above-listed individuals


